DISTRIBUTION AGREEMENT
Calvert Funds
Calvert Investment Distributors, Inc.
October 31, 2006

Amended and Restated Schedule I; Addendums to Schedules II and III

SCHEDULE I

The Calvert Fund

Calvert Management Series

Calvert Social Investment Fund

Calvert World Values Fund, Inc.

Calvert Social Index Series, Inc.

Calvert Impact Fund, Inc.

Calvert SAGE Fund

Effective September 30, 2014

SCHEDULE II

Fees are expressed as a percentage of average annual daily net assets, and are payable monthly.

	Distribution Fee
	Class A*	Class B	Class C	Class I	Class R	Class Y
Calvert Management Series
Calvert Tax-Free Bond Fund	0.10	N/A	N/A	N/A	-	N/A
Calvert Unconstrained Bond Fund	0.25	N/A	0.75	N/A	-	N/A

Effective September 30, 2014
________________________________

*Distributor reserves the right to waive all or a portion of the distribution fee from time to time.

SCHEDULE III

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

	Service Fee
	Class A*	Class B	Class C	Class I	Class R	Class Y
Calvert Management Series
Calvert Tax-Free Bond Fund	0.25	N/A	N/A	N/A	--	N/A
Calvert Unconstrained Bond Fund	0.25	N/A	0.25	N/A	--	N/A

Effective September 30, 2014

* Distributor reserves the right to waive all or a portion of the service fees from time to time.

EACH FUND LISTED IN THE ATTACHED SCHEDULE I

BY: ____________________________
William M. Tartikoff
Vice President and Secretary

CALVERT INVESTMENT DISTRIBUTORS, INC.

BY: ____________________________
Robert J. Enderson
Vice President, Acting Chief Financial Officer